Calculation of Filing Fee Tables
S-8
FIRST FINANCIAL BANCORP /OH/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, without par value	457(a)	3,850,000	$ 30.48	$ 117,348,000.00	0.0001381	$ 16,205.76
Total Offering Amounts:						$ 117,348,000.00		$ 16,205.76
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,205.76
Offering Note
[1]	1(a) Amount Registered is in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares of the registrant's common stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. 1(b) Amount Registered represents shares of common stock subject to issuance in connection with the First Financial Bancorp. 2026 Stock Plan. 1(c) Proposed Maximum Offering Price Per Unit is estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on NASDAQ on May 21, 2026 which date is within five business days prior to filing this Registration Statement. 1(d) Proposed Maximum Offering Price Per Unit is rounded up to the nearest cent.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources